Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-121353) on Form S-8 and (Nos. 333-142396, 333-132980 and 333-129688) on Form S-3 of Digital Realty Trust, Inc. of our report dated February 28, 2007, except as to paragraph one of note 1, note 2(r), paragraph one of note 7, note 15, and paragraph seven of note 17, which are as of November 20, 2007, with respect to the consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2006 and 2005, the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) for each of the years in the two-year period ended December 31, 2006 and for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the related combined statements of operations, owners’ equity and comprehensive income of Digital Realty Trust, Inc. Predecessor, for the period from January 1, 2004 through November 2, 2004, the related consolidated statement of cash flows of Digital Realty Trust, Inc. and subsidiaries for each of the years in the two-year period ended December 31, 2006 and the related consolidated and combined statement of cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004, and the related financial statement schedule III, which report appears in the current report on Form 8-K of Digital Realty Trust, Inc.

/s/ KPMG LLP

San Francisco, California

November 28, 2007